As filed with the Securities and Exchange Commission on April 27, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Citizens Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2265045
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

15 South Main Street Mansfield, Pennsylvania	16933
(Address of principal executive offices)	(Zip code)

Citizens Financial Services, Inc. 2026 Equity Incentive Plan
(Full title of the plan)

Randall E. Black
President & Chief Executive Officer
15 South Main Street
Mansfield, Pennsylvania 16933
 (Name and address of agent for service)

(570) 662-2121
(Telephone number, including area code, of agent for service)

Copy to:

Richard Schaberg, Esq.
Les Reese, Esq.
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The documents containing the information specified in Part I will be sent or given to participants in the Citizens Financial Services, Inc. 2026 Equity Incentive Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

•
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the portions of the Company’s Definitive Proxy Statement for its 2026 Annual Meeting incorporated by reference therein;

•	The Company’s Current Reports on Form 8-K filed on January 15, 2026, February 18, 2026 and April 22, 2026;

•
The description of the Company’s common stock contained in its Registration Statement on Form 8-A/A filed on June 1, 2022, and all amendments or reports filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by Citizens Financial Services, Inc. (the “Company”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports, except that the Company is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Citizens Financial Services, Inc., a Pennsylvania corporation, is subject to the applicable indemnification provisions of the Pennsylvania Business Corporation Law of the Commonwealth of Pennsylvania (the “PBCL”).

Section 1741 of the Pennsylvania Business Corporation Law (“PBCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his or her conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification shall be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 1743 of the PBCL provides, in general, that a corporation must indemnify any present or former director or officer of a business corporation who has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred by the director or officer in connection therewith.

Section 1747 of the PBCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against the person in any capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify him against that liability under the provisions of the PBCL.

The foregoing is only a general summary of certain aspects of Sections 1741, 1742, 1743 and 1747 of the PBCL, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of such Sections 1741, 1742, 1743 and 1747.

Article FIFTEENTH of the Company’s Restated Articles of Incorporation, as amended, sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

FIFTEENTH. A. To the extent permitted by the Pennsylvania Business Corporation Law, and any amendments thereto, and sections relating thereto, subject to Federal regulatory restrictions, the Board of Directors of the Corporation shall cause the Corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed actions, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, including any amount paid to the institution itself as a result of an action or suit by or in the right of the Corporation. All expenses incurred in good faith by or on behalf of the director, officer, employee or agent of the Corporation with respect to any such action, suit, or proceeding shall, upon written request submitted to the Secretary of the Corporation, be advanced to such person by the Corporation prior to final disposition of such action, suit, or proceeding, subject to any obligation which may be imposed by law or by provision in these Restated Articles of Incorporation, the Bylaws, an agreement or otherwise to repay the Corporation in certain events.

To the extent permitted by law, the Board of Directors of the Corporation shall cause the Corporation to purchase and maintain insurance on behalf of any person who is or was against any liability asserted against him or her and incurred by him or her in any such capacity, and arising out of his or her status as such.

B. A director of the Corporation shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless:

(1)
the director has breached or failed to perform the duties of his or her office under Section 1713 of the Pennsylvania Business Corporation Law (relating to standard of care and justifiable reliance); and

(2)	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

 Exception.  The provisions of this section shall not apply to:

(1)	the responsibility or liability of a director pursuant to any criminal statute; or

(2)	the liability of a director for the payment of taxes pursuant to local, State or Federal law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1
Restated Articles of Incorporation of Citizens Financial Services, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed on August 9, 2018)

4.2
Articles of Amendment of Restated Articles of Incorporation of Citizens Financial Services, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 26, 2021)

4.3	Amended and Restated Bylaws of Citizens Financial Services, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 17, 2020)

5.1	Opinion of Hogan Lovells US LLP

10.1	Citizens Financial Services, Inc. Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 22, 2026)

23.1	Consent of S.R. Snodgrass, P.C.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

107	Filing Fee Table

Item 9.	Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mansfield, Commonwealth of Pennsylvania on April 27, 2026.

CITIZENS FINANCIAL SERVICES, INC.

By:	/s/ Randall E. Black
Randall E. Black
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randall E. Black and Stephen J. Guillaume and each and any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or resubstitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Randall E. Black	President, Chief Executive Officer, Vice Chairman of the Board and Director (Principal Executive Officer)	April 27, 2026
Randall E. Black

/s/ Stephen J. Guillaume	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 27, 2026
Stephen J. Guillaume

/s/ R. Joseph Landy	Chairman of the Board and Director	April 27, 2026
R. Joseph Landy

/s/ Joseph B. Bower, Jr.	Director	April 27, 2026
Joseph B. Bower, Jr.

/s/ Robert W. Chappell	Director	April 27, 2026
Robert W. Chappell

/s/ Rinaldo A. DePaola	Director	April 27, 2026
Rinaldo A. DePaola

/s/ Thomas E. Freeman	Director	April 27, 2026
Thomas E. Freeman

/s/ Roger C. Graham, Jr.	Director	April 27, 2026
Roger C. Graham, Jr.

/s/ Janie M. Hilfiger	Director	April 27, 2026
Janie M. Hilfiger

/s/ Mickey L. Jones	Director	April 27, 2026
Mickey L. Jones

/s/ Christopher W. Kunes	Director	April 27, 2026
Christopher W. Kunes

/s/ Terry B. Osborne	Director	April 27, 2026
Terry B. Osborne

/s/ John P. Painter II	Director	April 27, 2026
John P. Painter II

/s/ David Z. Richards	Senior Executive Vice President and Director	April 27, 2026
David Z. Richards